Exhibit 99.1

Synergy Resources Provides Operations Update, 30 Day IP Rates and 3rd Quarter Conference Call Details

Synergy Resources Corporation (Synergy) has provided an operational update of its fiscal 2014 drilling program.  In early May, Synergy brought on production five of six wells planned on the Phelps pad. The five wells averaged 26 frac stages and are comprised of two Niobrara C wells, one Niobrara B well and two Codell wells.  Three of the wells were completed using sliding sleeves and two of the wells were completed using the plug and perf method.  Each of the five wells averaged 554 BOEs per day over the first thirty days of production and consisted of 76% oil.  The best performing well on the pad, a Codell completed with 28 frac stages, averaged 668 BOEs over the 30 day period.  Production from the sixth well on the pad, which targeted the Codell formation, was delayed when the intermediate casing would not hold pressure.  The defective casing has been replaced and the well will be scheduled for a plug and perf completion in the near future. The completed well cost for the six Phelps wells, including the cost of the casing replacement, will be approximately $4 million per well.

Ensign Rig #134 moved from the Phelps pad to the Eberle pad where it is currently drilling the sixth and final well on the pad.  The Eberle pad consists of three Codell wells and three Niobrara wells.  Four of the wells are standard length laterals between 4,000 and 4,500 feet and will have approximately 25 frac stages.  The other wells, one Codell and one Niobrara C bench well, are 7,000 foot lateral wells which will have between 40-45 frac stages.  Synergy anticipates the Eberle wells will be in early production sometime in August or early September.

On Synergy's Union pad the six wells are in early production.  Due to the geology in this area five of the Union wells were completed as a combination in the Codell and Niobrara formations.  The sixth well is a Niobrara B/C well.  The Union wells averaged 21 frac stages.  The Union wells are shorter in lateral length due to lease and permitting limitations. Four of the wells were completed using sliding sleeve and two of the wells were completed using plug and perf.

On the Kelly Farms pad Ensign Rig #131 is currently drilling the third of four planned wells.  The wells consist of three Codells and one Niobrara and are planned for 26 frac stages each.  All of the wells will be completed using sliding sleeves.  Synergy plans to bring the Kelly Farms on to production by mid-August.

On Synergy’s Renfroe pad the wells have been on production for nine months.  The production has consisted of over 65% oil during that time.  Revenues from the pad are on pace to pay back all of the well costs in less than thirteen months.

Six months of production data on Synergy’s Leffler pad will be available in late July.

Ensign Rig #134 is scheduled to move to the Weld 152 pad to begin drilling six wells in July.  Synergy has a 61% working interest in the wells.  Ensign Rig #131 is scheduled to also move in July to the Kiehn lease where Synergy has 13 wells permitted with a 100% working interest.  Synergy is currently in discussion with Ensign regarding adding a third rig in August to drill eight wells on the Wiedeman pad.  The Wiedeman pad is permitted for four extended reach lateral wells of over 9,000 feet, with two of those wells targeting the Codell and the other two targeting the Niobrara.  The other four wells will be standard length laterals, also split among Codell and Niobrara.

Synergy is waiting on lab test results from the core data on the Buffalo Run well before determining a course of action for further drilling in the Wattenberg Extension Area.

Lastly, Synergy drilled a vertical well on its Hawkstone lease which will be completed in the Codell in early July and will hold the 160 acre lease by production.

While drilling and completion activities have been going according to plan, production has continued to be impacted by weather and Midstream issues.  Specifically, due to the recent spring flooding, Synergy had to shut in 19 vertical wells for 10 days.  Twelve wells remain shut in while the sites undergo repairs from the flooding.  Also, DCP Midstream had to shut down its Eaton and Greeley plants for maintenance, which impacted the production from some of Synergy’s horizontal wells.

On a non-operated basis, Synergy is participating with several of the largest operators in the Wattenberg Field on approximately 4 net horizontal wells to Synergy’s interest.  These wells are in various stages of drilling and completion which should be in production during our fiscal first quarter of 2015 which begins September 1st, 2014.

Craig Rasmuson, Synergy’s Chief Operating Officer commented, “Our two rig horizontal drilling program is progressing as anticipated since we added the second ADR rig in April.  We have drilled the Eberle, Union and Kelly Farms pads, spacing the well bores 220 feet apart to allow for up to 24 wells per 640 acre section compared to 330 feet apart on our prior pads which allowed for up to 16 wells per section.  We will monitor the production results of this down spacing to determine the optimum method for development of our Wattenberg assets going forward.  Also, we are intrigued by the early results on the Phelps pad where we have begun to compare the difference between sliding sleeve and plug and perf completions and the difference between using slick water compared to hybrid gel fracs.  We will continue to compare data and analyze the results over the next several months as we move into our fiscal 2015 drilling program.”

Synergy will hold a conference call at 12Noon ET (10AM MT) on July 9th, 2014 to discuss results for its fiscal third quarter ended May 31st, 2014. The company plans to issue its earnings press release prior to the call.

Synergy Resources co-CEO Ed Holloway, co-CEO William Scaff, Jr., CFO Monty Jennings and Chief Operating Officer Craig Rasmuson will host the presentation, followed by a question and answer period.

Date: Wednesday, July 9th, 2014

Time: 12 noon Eastern time (10 a.m. Mountain time)
Domestic Dial-In #: 877-407-9122
International Dial-In #: 201-493-6747
The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/q3-2014 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, contact Jon Kruljac with Synergy Resources at 970-737-1073.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until July 23rd, 2014.

Domestic Toll-free Replay #: 877-660-6853
International Replay #: 201-612-7415
Replay ID#411931

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

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Company Contact:

Rhonda Sandquist
Synergy Resources Corporation
Tel (970) 737-1073
Email: rsandquist@syrginfo.com

Investor Relations Contact:

Jon Kruljac
Synergy Resources Corporation
Tel (303) 840-8166
Email: jkruljac@syrginfo.com
Source: Synergy Resources Corporation